Exhibit 10.37
SHAREHOLDER AGREEMENT TERMINATION AGREEMENT
     This Shareholder Agreement Termination Agreement (this “Termination Agreement”) is made as of December 23, 2005 by and between IRWIN COMMERCIAL FINANCE CANADA CORPORATION (the “Company”) and IRWIN INTERNATIONAL CORPORATION (“IIC”, and together with the Company, the “Parties” and each a “Party”).
     WHEREAS, on November 1, 2002, the Parties and Onset Holdings, Inc. (“OHI”) entered into that certain Shareholder Agreement (the “Shareholder Agreement”);
     WHEREAS, OHI is no longer an owner of capital stock of the Company; and
     WHEREAS, the Parties desire to terminate the Shareholder Agreement immediately following IIC’s purchase of all of the common stock of the Company owned by Onset Holdings Inc. (the “Stock Purchase”), pursuant to the terms and conditions of this Termination Agreement;
     NOW, THEREFORE, in consideration of the above and the mutual covenants set forth in this Termination Agreement and other valuable consideration received by the Parties, the Parties agree as follows.
1. Termination. Immediately following the Stock Purchase, the Shareholder Agreement shall immediately terminate and thereafter the Parties shall have no further rights or obligations in connection therewith.
2. Release. Each Party and, if applicable, its respective directors, officers, employees, affiliates, parent organizations, subsidiaries, predecessors in interest, successors in interest, agents, and assigns, hereby releases the other Parties and, if applicable, its respective directors, officers, employees, affiliates, parent organizations, subsidiaries, predecessors in interest, successors in interest, agents, and assigns from any claim at law or equity, known or unknown, arising out of the Shareholder Agreement provided, however, that nothing herein shall release, waive or impair any right of any Party to enforce this Termination Agreement in accordance with its terms.
3. Applicable Law. This Termination Agreement shall be construed and enforced under and in accordance with, and shall be governed by, the laws of the State of Indiana, without regard to conflicts of laws principles.
4. Executed Counterparts as Same Instrument; Execution by Facsimile. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Termination Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Termination Agreement.

5. Agreement Binding Upon Parties’ Successors. This Termination Agreement shall be binding upon and inure to the benefit of the Parties’ respective predecessors, successors, officers, employees, affiliates, parent organizations, subsidiaries, agents, and assigns.
6. Modifications Only in Writing. This Termination Agreement may not be modified or amended, except in writing signed by all Parties hereto.
7. Entire Agreement. This Termination Agreement constitutes the entire agreement by and among the Parties and there are no representations, warranties, covenants, or obligations except as set forth herein. This Termination Agreement supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, written or oral, of the Parties hereto, relating to the subject matter hereof or to any transactions contemplated hereunder.
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     IN WITNESS WHEREOF, the Parties have executed this Termination Agreement by their duly authorized representatives as of the date set forth above.

IRWIN COMMERCIAL FINANCE CANADA CORPORATION

By:	/s/ Thomas D. Washburn Thomas D. Washburn, Chairman

IRWIN INTERNATIONAL CORPORATION

By:	/s/ Gregory F. Ehlinger Gregory F. Ehlinger, Senior Vice President and Chief Financial Officer

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